Exhibit 1.01

CONFLICT MINERALS REPORT OF COMPOSECURE, INC.
FOR THE YEAR ENDED DECEMBER 31, 2024

Date: May 30, 2025

This Conflict Minerals Report for CompoSecure, Inc. (“CompoSecure,” “Company,” “we,” “our”) is provided in accordance with Rule 13p-1 under the Securities Exchange Act of 1934 (“Rule 13p-1”) for the reporting period from January 1 to December 31, 2024.

Conflict Minerals are defined by the Securities and Exchange Commission (“SEC”) as cassiterite, columbite-tantalite, wolframite and gold, and their derivatives, which are limited to tin, tantalum and tungsten (collectively “3TG”). During calendar year 2024, CompoSecure manufactured and contracted to manufacture products in which 3TG were necessary to the functionality or production of those products.

CompoSecure therefore conducted a “reasonable country of origin inquiry” (“RCOI”) to determine whether any of those minerals: (1) originated in the Democratic Republic of Congo, the Republic of the Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia and Angola (together, the “Covered Countries”); or (2) are from recycled or scrap sources.

A. Introduction:

CompoSecure’s Business: CompoSecure creates innovative, highly differentiated and customized financial payment card products for banks and other payment card issuers. Our customers consist primarily of leading international and domestic banks and other payment card issuers primarily within the United States (“U.S.”), with additional direct and indirect customers in Europe, Asia, Latin America, Canada, and the Middle East.

CompoSecure’s Products: Most of our payment card products contain dual interface functionality through incorporation of a secure chip module (“Modules”) into the body of the payment card.

CompoSecure’s Supply Chain: CompoSecure’s supply chain for Modules has several key suppliers which have product association with 3TG. CompoSecure is typically many tiers removed from smelters or refiners that would have information on mines supplying 3TG. Moreover, to the extent 3TG are present in Modules incorporated into our products, the content is at trace levels. Obtaining information regarding smelters, refiners and mine locations is challenging due to factors including, without limitation, delayed supplier responses and incomplete or inconsistent data.

CompoSecure’s Conflict Minerals Policy: CompoSecure has established a statement on conflict minerals that applies to all CompoSecure suppliers (“Conflict Minerals Policy”). It is available on our website (https://ir.composecure.com/esg). CompoSecure is committed to responsible sourcing of 3TG using the Organization for Economic Cooperation and Development (“OECD”) guidance, so as not to support conflict or human rights abuses in the Covered Countries, while avoiding de facto embargoes. Our Conflict Minerals Policy forms the basis for our conflict minerals program, and its requirements are communicated to our suppliers.

B. Description of RCOI:

RCOI Elements: The elements of CompoSecure’s RCOI are identification and prioritization of suppliers, supplier data collection and an assessment of supplier data to determine whether further due diligence is required.

Prioritized Supplier Inquiry: In view of our supply chain, CompoSecure determined that a reasonably designed and good faith inquiry should focus on higher priority and relevant suppliers consistent with the Five Practical Steps to Support SEC Conflict Minerals Disclosure from the Responsible Minerals Initiative (“RMI”). Key CompoSecure

personnel identified products containing 3TG necessary to the functionality or production of our products (“Necessary 3TG”) and then identified the suppliers of those products or of the components used in those products. CompoSecure determined that our products incorporating Modules may contain Necessary 3TG in the form of trace amounts of gold.

Data Collection: Once the suppliers (“Supplier Group”) were identified as set forth above, CompoSecure requested that each supplier in the Supplier Group provide information about the Necessary 3TG in their products or components based on each such supplier’s responses to the industry standard RMI Conflict Minerals Reporting Template (“CMRT”). This request was made using email. Additionally, e-mail reminders were sent to those in the Supplier Group who had not responded.

Data Validation: There were three suppliers in the Supplier Group for calendar 2024, and we received responses from all three suppliers. CompoSecure conducted data validation on submitted CMRTs and retained submitted CMRTs for recordkeeping purposes. The goal of data validation is to increase the completeness and accuracy of the submissions and to identify any contradictory responses in the CMRT.

C. Due Diligence:

CompoSecure designed our overall Conflict Minerals procedures in conformity with the five-step framework contained in the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Third Edition, and the supplements on tin, tantalum, tungsten and gold. The principal features responding to each of the five steps are outlined below:

1. Establish strong company management systems. CompoSecure does this by:

•Creating an internal conflict minerals review and reporting program;
•Publishing our Conflict Minerals Policy at https://ir.composecure.com/esg;
•Utilizing the Conflict Minerals Reporting Template developed by the Responsible Minerals Initiative to identify smelters and refiners in the supply chain;
•Having a cross-functional conflict minerals steering committee, with representatives from our legal, production and supply chain functions to provide oversight to our conflict minerals program;
•Requesting our Supplier Group to conduct the necessary due diligence and provide us with proper verification of the country of origin and source of the materials used in the Modules they supply to us; and
•Supporting initiatives to verify smelters and refiners that are conflict-free and expecting our suppliers to utilize any such conflict-free smelter/refiner programs that are available.

2. Identify and assess risk in the supply chain. CompoSecure does this by:

•Surveying suppliers of products and components of products that CompoSecure identified as having the potential to contain Conflict Minerals;
•Reviewing supplier CMRT submissions to identify possible mineral sources, as well as to review for any errors and omissions; and
•Evaluating smelter information provided by Suppliers against data from the RMI.

3. Design and implement a strategy to respond to identified risks. CompoSecure does this by emphasizing to our suppliers the expectation embodied in CompoSecure’s Conflict Minerals Policy that our suppliers source materials from suppliers who also source responsibly.

4. Carry Out Independent Third-Party Audit of Smelter/Refiner’s Due Diligence Practices. CompoSecure is several steps away in the supply chain from smelters and refiners that process the Conflict Minerals used in the Modules incorporated in our products, does not have any direct relationships with such smelters or refiners and did not obtain from a third party or perform ourselves a direct audit of smelters and refiners within our supply chain. Instead, we relied on conflict-free designations based on the activities of other organizations such as the RMI (through the Responsible Minerals Assurance Process (“RMAP”)).

5. Report on supply chain due diligence. CompoSecure does this by filing this Form SD and Conflict Minerals Report with the SEC and making that filing available on our website.

D. Future Due Diligence Measures:

During the 2025 calendar year, we expect to continue to engage in the activities described above, including efforts to resolve any inconsistencies and incomplete responses in the reports submitted by our Supplier Group. We plan to continue to request that our Supplier Group use the RMI Conflict Minerals Reporting Template.

E. Conclusion:

Based on our RCOI, our three direct suppliers identified approximately 224 unique smelters/refiners (“SORs”) that may have processed 3TG contained in our products. Of those, 218 were certified as “conformant” by RMAP. In addition, two (2) SORs were identified as “active” (i.e., they have committed to undergo a RMAP audit).

Based on the information obtained in CompoSecure’s due diligence process, the Company does not have sufficient information to effectively determine whether the 3TG used in the Modules incorporated in our products during calendar 2024 originated in the Covered Countries. CompoSecure expects to continue to work with suppliers to give preference to suppliers (and their downstream smelters) who do not utilize Conflict Minerals originating from Covered Countries.

Cautionary Statement about Forward-Looking Statements

Certain statements in this report may be “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended. The words “believe,” “estimate,” “project,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” “guides,” “provides guidance,” “provides outlook” or other similar expressions are intended to identify forward-looking statements, which are not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us and other information currently available. Such forward-looking statements, because they relate to future events, are by their very nature subject to many important risks and uncertainties that could cause actual results or other events to differ materially from those contemplated. We caution and advise readers not to place undue reliance on forward-looking statements, which speak only as of the date hereof. These statements are based on assumptions that may not be realized and involve risks and uncertainties that could cause actual results or other events to differ materially from the expectations and beliefs contained herein. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.